Exhibit 10.1

EXECUTIVE TRANSITION AGREEMENT

This Executive Transition Agreement (“Agreement”) is entered into as of the 13th day of November, 2007 (the “Effective Date”), by and between Gregory S. Lang (“Executive”) and Integrated Device Technology, Inc. (the “Company”).

WHEREAS, the Executive currently provides personal services to the Company as President and Chief Executive Officer; and

WHEREAS, the Company and Executive wish to provide for the transition of Executive’s services in return for certain compensation and benefits.

NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein, it is hereby agreed by and between the parties hereto as follows:

ARTICLE I

DEFINITIONS

For purposes of the Agreement, the following terms are defined as follows:

1.1 “Board” means the Board of Directors of the Company.

1.2 “Cause” means:

(a) fraud, misappropriation, embezzlement, or other act of material misconduct against the Company or any of its affiliates;

(b) substantial and willful failure to perform his duties to the Company or the specific and lawful directives of the Board, as reasonably determined by the Board;

(c) willful and knowing violation of any rules or regulations of any governmental or regulatory body; or

(d) Executive’s conviction of or plea of guilty or nolo contendere to felony criminal conduct.

1.3 “Change in Control” means the occurrence of any of the following events:

(a) a dissolution, liquidation or sale of all or substantially all of the assets of the Company;

(b) a merger or consolidation in which the Company is not the surviving corporation;

(c) a reverse merger in which the Company is the surviving corporation but shares of the Company’s common stock outstanding immediately preceding the merger are converted by virtue of the merger into other property, whether in the form of securities, cash or otherwise; or

(d) the acquisition by any person, entity or group within the meaning of Section 13(d) or 14(d) of the Exchange Act, or any comparable successor provisions (excluding any employee benefit plan, or related trust, sponsored or maintained by the Company or any Affiliate of the Company) of the beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act, or comparable successor rule) of securities of the Company representing at least fifty percent (50%) of the combined voting power entitled to vote in the election of directors.

1.4 “Code” means the Internal Revenue Code of 1986, as amended.

1.5 “Company” means Integrated Device Technology, Inc. or, following a Change in Control, the surviving entity resulting from such transaction.

1.6 “Covered Termination” means (a) an Involuntary Termination Without Cause or a voluntary termination for Good Reason that occurs, in either case, during the period commencing on the Effective Date and ending on the earlier of (i) the appointment by the Board of a successor Chief Executive Officer or (ii) February 28, 2008 or (b) Executive’s termination of employment with the Company for any reason between February 29, 2008 and December 31, 2008.

1.7 “Exchange Act” means the Securities Exchange Act of 1934, as amended.

1.8 “Good Reason” means the occurrence of any of the following actions or failures to act without Executive’s express written consent, provided that the Executive gives written notice to the Company of such occurrence within 90 days of the initial existence of such occurrence and, provided further that the Company does not remedy such within 30 days after Executive’s written notice to the Company of the occurrence of such act or failure to act:

(a) a material diminution in the Executive’s authority, duties or responsibilities;

(b) a material reduction by the Company in Executive’s annual base salary as in effect on the Effective Date;

(c) any material breach by the Company of any provision of this Agreement; or

(d) any failure by the Company to obtain the assumption of this Agreement by any successor or assign of the Company.

1.9 “Involuntary Termination Without Cause” means Executive’s dismissal or discharge other than for Cause. The termination of Executive’s employment as a result of Executive’s death or disability will not be deemed to be an Involuntary Termination Without Cause.

1.10 “Transition Period” means the period commencing on the Effective Date and ending on the earlier of (i) the appointment by the Board of a successor Chief Executive Officer or (ii) such date between February 29, 2008 and December 31, 2008 as the Board may designate in its discretion as the expiration date for the Transition Period.

ARTICLE II

TRANSITION EMPLOYMENT

2.1 Position and Duties. Subject to terms set forth herein, during the Transition Period the Company agrees to continue to employ Executive in the position of President and Chief Executive Officer and Executive hereby accepts such continued employment. Executive shall serve in an executive capacity and shall perform such duties as are customarily associated with the position of President and Chief Executive Officer and such other duties as are assigned to Executive by the Board. During the Transition Period, Executive will devote Executive’s best efforts and substantially all of Executive’s business time and attention (except for vacation periods and reasonable periods of illness or other incapacities permitted by the Company’s general employment policies or as otherwise set forth in this Agreement) to the business of the Company.

2.2 Employment at Will/Resignation of Board Membership. Both the Company and Executive shall have the right to terminate Executive’s employment with the Company during the Transition Period at any time, with or without Cause, and without prior notice. This Agreement and Executive’s employment with the Company shall terminate automatically on the earlier of (a) the Company’s or Executive’s termination of Executive’s employment or (b) the expiration of the Transition Period. If Executive’s employment with the Company is terminated, Executive will be eligible to receive severance benefits to the extent provided in this Agreement. Effective as of his termination of employment with the Company, Executive shall resign as a member of the Board as well as a member of the board of directors of any subsidiaries or affiliates of the Company.

2.3 Employment Policies. The employment relationship between the parties shall also be governed by the general employment policies and practices of the Company, including those relating to protection of confidential information and assignment of inventions, except that when the terms of this Agreement differ from or are in conflict with the Company’s general employment policies or practices, this Agreement shall control.

ARTICLE III

COMPENSATION

3.1 Base Salary. Executive shall receive for services to be rendered during the Transition Period an annual base salary of $600,000, payable on the regular payroll dates of the Company, subject to increase in the sole discretion of the Board (the “Base Salary”), and pro-rated for the Transition Period.

3.2 Annual Performance Bonus. In addition to the Base Salary, during the Transition Period Executive will be continue to be eligible to participate in the Company’s Incentive Compensation Plan in accordance with its current terms and conditions on a pro rata basis (determined by reference to the actual base salary paid to him during the period commencing on the first day of the Company’s fiscal year and ending on his date of termination if prior to the end of such fiscal year) which will paid at such time as determined by the Company in its discretion but in no event later than December 31, 2008 (the “Accrued Bonus”).

3.3 Expenses. The Company will reimburse Executive for reasonable travel, entertainment or other expenses incurred by Executive in the furtherance of or in connection with the performance of Executive’s duties hereunder, in accordance with the Company’s expense reimbursement policy as in effect from time to time. Without limiting the foregoing, the Company will also pay directly or reimburse Executive for his reasonable commuting expenses between Executive’s primary residence in Oregon and the Company’s corporate headquarters, as well as the costs of Executive’s rental housing in the greater San Jose area.

3.4 Standard Company Benefits. Executive shall be entitled to all rights and benefits for which Executive is eligible under the terms and conditions of the standard Company benefits and compensation practices that may be in effect during the Transition Period and are provided by the Company to its executive employees generally.

ARTICLE IV

SEVERANCE AND CHANGE IN CONTROL BENEFITS

4.1 Severance Benefits. If Executive’s employment terminates due to a Covered Termination, Executive shall receive any annual Base Salary and Accrued Bonus that has accrued but is unpaid as of the date of such termination. Subject to his executing and failing to revoke a general release of claims against the Company to the Company’s satisfaction within the later of 5 days after his date of termination or the expiration of the revocation period, Executive shall also receive (1) a lump sum payment equal to one million two hundred thousand dollars ($1,200,000) and (2) provided that Executive timely elects continued health coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), payment or reimbursement by the Company of Executive’s COBRA premiums until the earlier of (a) twelve (12) months or (b) the termination of Executive’s applicable COBRA continuation period. Reference is hereby made to that certain Change of Control Agreement, dated as of October 1, 2001, by and between the Company and Executive, as amended on January 1, 2003 and as may be amended from time to time, (the “Change of Control Agreement”). Notwithstanding anything in this Agreement or the Change of Control Agreement to the contrary, Executive shall not be entitled to payment of benefits under both Agreements. In the event Executive would be entitled to benefits under both this Agreement and the Change of Control Agreement as a result of a Covered Termination, Executive shall receive the greater of the benefits payable under this Agreement or the Change of Control Agreement. For the avoidance of doubt, this Agreement does not supersede in any respect the Change of Control Agreement. In no event shall any cash amount payable hereunder be paid after March 15, 2009.

4.2 Outstanding Options/Restricted Stock. The termination of Executive’s employment with the Company, whether by the Company or by the Executive, whether voluntarily or involuntarily, shall (i) not accelerate the vesting of any options or restricted stock units to purchase the Company’s stock granted to Executive and (ii) have no effect on any repurchase restrictions on shares of the Company’s common stock held by Executive as of the date of the termination. In the event of a Covered Termination, subject to his executing and failing to revoke a general release of claims against the Company to the Company’s satisfaction within the later of 5 days after his date of termination or the expiration of the revocation period with respect to such release of claims, Executive’s then outstanding options or restricted stock units to purchase the Company’s stock shall remain exercisable, to the extent vested as of his date of termination, until the earlier of (a) twelve (12) months after the date of termination, or (b) the expiration of their original term.

4.3 Mitigation. Executive shall not be required to mitigate damages or the amount of any payment provided under this Agreement by seeking other employment or otherwise, nor shall the amount of any payment provided for under this Agreement be reduced by any compensation earned by Executive as a result of employment by another employer or by any retirement benefits received by Executive after the date of the Covered Termination, or otherwise.

4.4 Section 409A. Notwithstanding any provision to the contrary in this Agreement, if Executive is deemed by the Company at the time of his separation from service to be a “specified employee” for purposes of Section 409A(a)(2)(B)(i) of the Code, to the extent delayed commencement of any portion of the benefits to which Executive is entitled under this Agreement is required in order to avoid a prohibited distribution under Section 409A(a)(2)(B)(i) of the Code, such portion of Executive’s benefits shall not be provided to Executive prior to the earlier of (a) the expiration of the six (6) month period measured from the date of the Executive’s “separation from service” with the Company (as such term is defined in the regulations issued under Section 409A of the Code) or (b) the date of Executive’s death. Upon the expiration of the applicable Code Section 409A(a)(2)(B)(i) period, all payments deferred pursuant to this Section 4.4 shall be paid in a lump sum to the Executive, and any remaining payments due under the Agreement shall be paid as otherwise provided herein.

ARTICLE V

OUTSIDE ACTIVITIES

5.1 Other Activities. Except with the prior written consent of the Board, Executive shall not during the term of this Agreement undertake or engage in any other employment, occupation or business enterprise, other than ones in which Executive is a passive investor. Executive may engage in civic and not-for-profit activities so long as such activities do not interfere with the performance of Executive’s duties hereunder. The parties hereto expressly understand and agree that during the term of this Agreement Executive may serve as a member of the board of directors of Intersil Corporation; provided such service does not prevent Executive from fulfilling his duties and obligations hereunder.

5.2 Competition/Investments. During the term of Executive’s employment by the Company, except on behalf of the Company, Executive shall not directly or indirectly, whether as an officer, director, stockholder, partner, proprietor, associate, representative, consultant, or in any capacity whatsoever engage in, become financially interested in, be employed by or have any business connection with any other person, corporation, firm, partnership or other entity whatsoever which were known by Executive to compete directly with the Company, throughout the world, in any line of business engaged in (or planned to be engaged in) by the Company; provided, however, that anything above to the contrary notwithstanding, Executive may own, as a passive investor, securities of any competitor corporation, so long as Executive’s direct holdings in any one such corporation shall not in the aggregate constitute more than 1% of the voting stock of such corporation.

ARTICLE VI

CONFIDENTIAL INFORMATION, NON-COMPETITION AND NON-SOLICITATION,

NON-DISPARAGEMENT

6.1 Proprietary Information. Executive shall continue to abide by the terms and conditions of the Company’s standard Employee Proprietary Information and Inventions Agreement, the terms and conditions of which are incorporated herein by reference. Executive’s duties under the Proprietary Information Agreement shall survive termination of Executive’s employment with the Company and the termination of this Agreement.

6.2 Non-Competition. While employed by the Company, Executive shall not, directly in any manner or capacity (e.g., as an advisor, principal, agent, partner, officer, director, shareholder, employee, member of any association or otherwise) engage in, work for, consult, provide advice or assistance or otherwise participate in any activity which is competitive with the business of the Company in any geographic area in which the Company is now or shall then be doing business. Executive further agrees that while employed by the Company he will not assist or encourage any other person in carrying out any activity that would be prohibited by the provisions of this Section 6.2 if such activity were carried out by Executive and, in particular, Executive agrees that he will not induce any employee of the Company to carry out any such activity; provided, however, that the “beneficial ownership” by Executive, either individually or as a member of a “group,” as such terms are used in Rule 13d of the General Rules and Regulations under the Exchange Act, of not more than five percent (5%) of the voting stock of any publicly held corporation shall not be a violation of this Agreement.

6.3 Non-Solicitation and Confidential Information. While employed by the Company and for one (1) year thereafter Executive shall not, directly or indirectly, influence or attempt to influence customers or suppliers of the Company or any of its subsidiaries or affiliates, to divert their business to any competitor of the Company. Executive recognizes that he will possess confidential information about other employees of the Company relating to their education, experience, skills, abilities, compensation and benefits, and interpersonal relationships with customers of the Company. Executive recognizes that the information he will possess about these other employees is not generally known, is of substantial value to the Company in developing its business and in securing and retaining customers, and will be acquired by him because of his business position with the Company. Executive agrees that, while employed by the Company and for one (1) year thereafter, he will not, directly or indirectly, solicit or recruit any employee of the Company for the purpose of being employed by him or by any competitor of the Company on whose behalf he is acting as an agent, representative or employee and that he will not convey any such confidential information or trade secrets about other employees of the Company to any other person.

6.4 Non-Disparagement. Executive agrees to respect the reputation of and not disparage the Company. Company agrees to cause its officers and directors to respect the reputation of and not disparage Executive.

6.5 Remedies. Executive acknowledges that a remedy at law for any breach or threatened breach by Executive of the provisions of the Proprietary Information and Inventions Agreement or any of the covenants in this Article VII would be inadequate, and Executive therefore agrees that the Company shall be entitled to seek injunctive relief in case of any such breach or threatened breach.

6.6 Limitations. If it is determined by a court of competent jurisdiction in any state that any restriction in this Article VII is excessive in duration or scope or is unreasonable or unenforceable under the laws of that state, it is the intention of the parties that such restriction may be modified or amended by the court to render it enforceable to the maximum extent permitted by the law of that state.

ARTICLE VII

GENERAL PROVISIONS

7.1 Notices. Any notices provided hereunder must be in writing and shall be deemed effective upon the earlier of personal delivery (including personal delivery by facsimile) or the third day after mailing by first class mail, to the Company at its primary office location and to Executive at Executive’s address as listed on the Company payroll.

7.2 Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or any other jurisdiction, but this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provisions had never been contained herein.

7.3 Waiver. If either party should waive any breach of any provisions of this Agreement, they shall not thereby be deemed to have waived any preceding or succeeding breach of the same or any other provision of this Agreement.

7.4 Complete Agreement. This Agreement constitutes the entire agreement between Executive and the Company and is the complete, final, and exclusive embodiment of their agreement with regard to this subject matter. This Agreement is entered into without reliance on any promise or representation other than those expressly contained herein or therein, and cannot be modified or amended except in a writing signed by an officer of the Company and Executive.

7.5 Counterparts. This Agreement may be executed in separate counterparts, any one of which need not contain signatures of more than one party, but all of which taken together will constitute one and the same Agreement.

7.6 Headings. The headings of the sections hereof are inserted for convenience only and shall not be deemed to constitute a part hereof nor to affect the meaning thereof.

7.7 Successors and Assigns. This Agreement is intended to bind and inure to the benefit of and be enforceable by Executive and the Company, and their respective successors, assigns, heirs, executors and administrators, except that Executive may not assign any of Executive’s duties hereunder and Executive may not assign any of Executive’s rights hereunder, without the written consent of the Company, which shall not be withheld unreasonably.

7.8 Arbitration. Unless otherwise prohibited by law or specified below, all disputes, claims and causes of action, in law or equity, arising from or relating to this Agreement or its enforcement, performance, breach, or interpretation shall be resolved solely and exclusively by final and binding arbitration held in Santa Clara County, California, through Judicial Arbitration & Mediation Services/Endispute (“JAMS”) under the then existing JAMS arbitration rules. However, nothing in this section is intended to prevent either party from obtaining injunctive relief in court to prevent irreparable harm pending the conclusion of any such arbitration. Each party in any such arbitration shall be responsible for its own attorneys’ fees, costs and necessary disbursement; provided, however, that if one party refuses to arbitrate and the other party seeks to compel arbitration by court order, if such other party prevails, it shall be entitled to recover reasonable attorneys’ fees, costs and necessary disbursements. Pursuant to California Civil Code Section 1717, each party warrants that it was represented by counsel in the negotiation and execution of this Agreement, including the attorneys’ fees provision herein.

7.9 Attorneys’ Fees. If either party hereto brings any action to enforce rights hereunder, each party in any such action shall be responsible for its own attorneys’ fees and costs incurred in connection with such action.

7.10 Choice of Law. All questions concerning the construction, validity and interpretation of this Agreement will be governed by the law of the State of California without regard to the conflicts of law provisions thereof.

(SIGNATURE PAGE FOLLOWS)

IN WITNESS WHEREOF, the parties have executed this Agreement on the day and year first above written.

INTEGRATED DEVICE TECHNOLOGY, INC.

By:	/s/ Ken Kannappan
Title:	Chairman, Compensation Committee
Date:	November 13, 2007

Accepted and agreed this 13th day of November, 2007

/s/ Gregory S. Lang
GREGORY S. LANG

[SIGNATURE PAGE TO EXECUTIVE EMPLOYMENT AGREEMENT]